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                                                 EXHIBIT B-2 - FORM OF NOTICE OF
                                                       COMPETITIVE BID BORROWING


Fleet National Bank, as Administrative Agent
   for the Lenders parties
   to the Credit Agreement
   referred to below
   --------------------
   _________________________                         [Date]

                     Attention:  _______________

Ladies and Gentlemen:

     The undersigned, Paxar Corporation, refers to the Second Amended and Restated Credit Agreement, dated as of September __, 2002 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the other Borrowers party thereto, certain Lenders party thereto and Fleet National Bank, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

           (A)    Date of Competitive Bid Borrowing      _____________________
           (B)    Amount of Competitive Bid Borrowing    _____________________
           (C)    [Maturity Date] [Interest Period]      _____________________
           (D)    Interest Rate Basis                    _____________________
           (E)    Interest Payment Date(s)               _____________________
           (F)    ___________________                    _____________________
           (G)    ___________________                    _____________________
           (H)    ___________________                    _____________________

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid
Borrowing:

          (a) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Proposed Competitive Bid Borrowing, in which case as of such specific date);

          (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

          (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Administrative Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

          (d) the aggregate amount of the Proposed Competitive Bid Borrowing and all Revolving Credit Borrowings and Swing Line Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the Unused Revolving Credit Commitments of the Lenders.




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     The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                                Very truly yours,

                                PAXAR CORPORATION


                                By
                                   -----------------------------------------
                                   Title:



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